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EXHIBIT 2

                                 LOAN AGREEMENT

                                     Between

CALLOWAY'S NURSERY, INC.                 THE FROST NATIONAL BANK
4200 Airport Freeway                and  100 W. Houston Street
Fort Worth, Texas  76117-6200            San Antonio, Texas  78205

CALLOWAY'S CORNELIUS, INC.
4200 Airport Freeway
Fort Worth, Texas 76117-6200

                               September 21, 1999

         THIS LOAN AGREEMENT (the "Loan Agreement") will serve to set forth the terms of the financing transactions by and between Calloway's Nursery, Inc. ("Borrower"), Calloway's Cornelius, Inc. ("Cornelius") and The Frost National Bank, a national banking association ("Lender") and will supercede and replace that certain loan agreement dated April 1, 1999, executed by and between Borrower and Lender:

1. Credit Facilities. Subject to the terms and conditions set forth in this Loan Agreement and the other agreements, instruments and documents evidencing, securing, governing, guaranteeing and/or pertaining to the Loans, as hereinafter defined (collectively, together with the Loan Agreement, referred to hereinafter as the "Loan Documents"), Lender hereby agrees to provide to Borrower the credit facility or facilities hereinbelow (whether one or more, the "Credit Facilities"):

         (a) Borrowing Base Line of Credit. Subject to the terms and conditions set forth herein, Lender agrees to lend to Borrower, on a revolving basis from time to time during the period commencing on the date hereof and continuing through the maturity date of the promissory note evidencing this Credit Facility from time to time, such amounts as Borrower may request hereunder; provided, however, the total principal amount outstanding at any time shall not exceed the lesser of (i) an amount equal to the Borrowing Base (as such term is defined hereinbelow), or (ii) $5,000,000.00. (the "Borrowing Base Line of Credit"). If at any time the aggregate principal amount outstanding under the Borrowing Base Line of Credit shall exceed an amount equal to the Borrowing Base, Borrower agrees to immediately repay to Lender such excess amount, plus all accrued but unpaid interest thereon. Subject to the terms and conditions hereof, Borrower may borrow, repay and reborrow hereunder. Borrower agrees that for a period of not less than sixty (60) consecutive days beginning on June 1 during each calendar year, Borrower shall have repaid the entire outstanding principal amount of the Borrowing Base Line of Credit, together with all accrued but unpaid interest thereon. The sums advanced under the Borrowing Base Line of Credit shall be used for working capital.

         As used in this Loan Agreement, the term "Borrowing Base" shall mean $1,100,000.00 plus seventy percent (70%) of Borrower's Eligible Accounts and fifty percent (50%) of the Borrower's Eligible Inventory.

         As used herein, the term "Eligible Accounts" shall mean at any time, an amount equal to the aggregate net invoice or ledger amount owing on all trade accounts receivable of Borrower,

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on a consolidated basis with its subsidiaries, for goods sold or leased or services rendered in the ordinary course of business, in which the Lender has a perfected, first priority lien, after deducting (without duplication): (i) each such account that is unpaid ninety (90) days or more after the original invoice date thereof, (ii) the amount of all discounts, allowances, rebates, credits and adjustments to such accounts (iii) the amount of all contra accounts, setoffs, defenses or counterclaims asserted by or available to the account debtors, (iv) all accounts with respect to which goods are placed on consignment or subject to a guaranteed sale or other terms by reason of which payment by the account debtor may be conditional, (v) all accounts with respect to which Borrower and/or any of its subsidiaries have furnished a payment and/or performance bond and that portion of any account for or representing retainage, if any, until all prerequisites to the immediate payment of retainage have been satisfied, (vi) all accounts owing by account debtors for which there has been instituted a proceeding in bankruptcy or reorganization under the United States Bankruptcy Code or other law, whether state or federal, now or hereafter existing for relief of debtors, (vii) all accounts owing to Borrower by any affiliates of Borrower and all accounts owing to Borrower's subsidiaries by any affiliates of such subsidiaries, (viii) all accounts in which the account debtor is the United States or any department, agency or instrumentality of the United States, except to the extent an acknowledgment of assignment to Lender of such account in compliance with the Federal Assignment of Claims Act and other applicable laws has been received by Lender, (ix) all accounts due Borrower and/or its subsidiaries by any account debtor whose principal place of business is located outside the United States of America and its territories, (x) all accounts subject to any provision prohibiting assignment or requiring notice of or consent to such assignment, (xi) that portion of all account balances owing by any single account debtor which exceeds twenty-five percent (25%) of the aggregate of all accounts otherwise deemed eligible hereunder which are owing to Borrower or its subsidiaries by all of the account debtors of Borrower or the respective subsidiary, and (xii) any other accounts deemed unacceptable by Lender in its sole and absolute discretion; provided, however, if more than twenty-five percent (25%) of the then balance owing by any single account debtor does not qualify as an Eligible Account under the foregoing provisions, then the aggregate amount of all accounts owing by such account debtor shall be excluded from Eligible Accounts.

         As used herein, the term "Eligible Inventory" shall mean as of any date, the aggregate value of all inventory of raw materials, work in progress, and finished goods then owned by Borrower and/or its subsidiaries and held for sale, lease or other disposition in the ordinary course of its business, in which Lender has a first priority lien, excluding (i) all bedding plants, (ii) inventory which is damaged, defective, obsolete or otherwise unsalable in the ordinary course of Borrower's or its subsidiaries' business, (iii) inventory which has been returned or rejected, and (iv) inventory subject to any consignment arrangement between Borrower or its subsidiaries and any other person or entity. For purposes of this definition, Eligible Inventory shall be valued at the lower of cost or market value.

         (b) Term Loan. Subject to the terms and conditions set forth herein, Lender agrees to lend to Borrower, jointly and severally with Cornelius and Borrower and Cornelius agree to borrow from Lender, the amount of $6,500,000.00 (the "Term Loan") in a single advance on the date hereof. The sums advanced under the Term Loan shall be for the purchase of real property.

         All advances under the Credit Facilities shall be collectively called the "Loans". Lender reserves the right to require Borrower to give Lender not less than one (1) business day prior notice of each requested advance under the Credit Facilities, specifying (i) the aggregate amount of such requested advance, (ii) the requested date of such advance, and (iii) the purpose for such advance, with such advances to be requested in a form satisfactory to Lender.

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2.       Commitment Fee/Origination Fee. Borrower agrees to pay Lender a
Commitment Fee equal to one-half percent (1/2%) per annum, payable quarterly in arrears beginning December 1, 1999, with such Commitment Fee to be calculated on the average daily unused balance of the Borrowing Base Line of Credit. Borrower agrees to pay Lender a one percent (1%) Origination Fee on the original principal amount of the Term Loan, with such Origination Fee payable upon the execution of the note evidencing the Term Loan.

3. Promissory Notes. The Loans shall be evidenced by one or more promissory notes or an Application (whether one or more, together with any renewals, extensions and increases thereof, the "Notes") duly executed by Borrower and Cornelius, as applicable, and payable to the order of Lender, in form and substance acceptable to Lender. Interest on the Notes shall accrue at the rate set forth therein. The principal of and interest on the Notes shall be due and payable in accordance with the terms and conditions set forth in the Notes and in this Loan Agreement.

4. Collateral. As collateral and security for the indebtedness evidenced by the Notes and any and all other indebtedness or obligations from time to time owing by Borrower and/or Cornelius to Lender, Borrower and/or Cornelius shall grant, and hereby grant, or shall cause to be granted, to Lender, its successors and assigns, a first and prior lien and security interest in and to the property described hereinbelow, together with any and all PRODUCTS AND PROCEEDS thereof (the "Collateral"):

         (a) All present and future accounts, chattel paper, documents, instruments, deposit accounts and general intangibles (including any right to payment for goods sold or services rendered arising out of the sale or delivery of personal property or work done or labor performed by Borrower), now or hereafter owned, held, or acquired by Borrower, together with any and all books of account, customer lists and other records relating in any way to the foregoing.

         (b) All present and hereafter acquired inventory (including without limitation, all raw materials, work in process and finished goods) held, possessed, owned, held on consignment, or held for sale, lease, return or to be furnished under contracts of service, in whole or in part, by Borrower wherever located.

         (c) That certain real property described as Lot 7, Block 5, Estates Above Wimbledon, Section Two, An Addition to the City of Arlington, Tarrant County, Texas, according to the Revised Plat recorded in Cabinet B, Slide 548, Plat Records, Tarrant County, Texas, together with all improvements, fixtures, equipment and other appurtenances attached thereto (the "Arlington Property").

         (d) All present and future accounts, chattel paper, documents, instruments, deposit accounts and general intangibles (including any right to payment for goods sold or services rendered arising out of the sale or delivery of personal property or work done or labor performed by Miller Plant Farms, Inc. ("Miller")), now or hereafter owned, held, or acquired by Miller, together with any and all books of account, customer lists and other records relating in any way to the foregoing.

         (e) All present and hereafter acquired inventory (including without limitation, all raw materials, work in process and finished goods) held, possessed, owned, held on consignment, or held for sale, lease, return or to be furnished under contracts of service, in whole or in part, by Miller wherever located.

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         (f)      That certain real property owned by Cornelius located at 13103
Old Richmond Road, Houston, Texas 77099; 20835 Broze Road, Humble, Texas 77338; 5301 FM. 1960 East Humble, Texas 77338; 1200 North Dairy Ashford, Houston, Texas 77079; 2233 S. Voss, Houston, Texas 77057; 1755 FM. 1960 West Houston, Texas 77090; and 1510 Royston Lane, Round Rock, Texas 78680, together with all improvements, fixtures, equipment and other appurtenances attached thereto (the "Cornelius Property").

         (g) All present and future accounts, chattel paper, documents, instruments, deposit accounts and general intangibles (including any right to payment for goods sold or services rendered arising out of the sale or delivery of personal property or work done or labor performed by Cornelius), now or hereafter owned, held, or acquired by Cornelius, together with any and all books of account, customer lists and other records relating in any way to the foregoing.

         (h) All present and hereafter acquired inventory (including without limitation, all raw materials, work in process and finished goods) held, possessed, owned, held on consignment, or held for sale, lease, return or to be furnished under contracts of service, in whole or in part, by Cornelius wherever located.

         (i) All equipment, vehicles and fixtures of whatsoever kind and character now or hereafter possessed, held, acquired, leased or owned by Cornelius and used or usable in Cornelius' business, together with all replacements, accessories, additions, substitutions and accessions to all of the foregoing.

         The term "Collateral" shall also include all records and data relating to any of the foregoing (including, without limitation, records and data stored electronically). Borrower agrees to execute such security agreements, assignments, deeds of trust and other agreements and documents as Lender shall deem appropriate and otherwise require from time to time to more fully create and perfect Lender's lien and security interests in the Collateral.

         The note representing the Borrowing Base Line of Credit to be executed by Borrower is given in renewal, modification and increase of that one certain revolving promissory note in the original principal sum of $2,500,000.00 dated April 1, 1999, executed by Borrower and payable to the order of Lender ("Prior Note"). Borrower further agrees that each and every right, title, claim, equity, lien and security interest securing payment of said Prior Note are hereby renewed and extended and/or continued in full force and effect to secure payment of the Borrowing Base Line of Credit, as modified, renewed and increased.

5. Representations and Warranties. Borrower and Cornelius hereby represent and warrant, and upon each request for an advance under the Credit Facilities further represent and warrant, to Lender as follows:

         (a) Existence. Borrower and Cornelius are each corporations duly organized, validly existing and in good standing under the laws of the State of Texas and all other states where they are doing business, and have all requisite power and authority to execute and deliver the Loan Documents.

         (b) Binding Obligations. The execution, delivery, and performance of this Loan Agreement and all of the other Loan Documents by Borrower and Cornelius have been duly authorized by all necessary action by Borrower and Cornelius, and constitute legal, valid and binding obligations of Borrower and Cornelius, enforceable in accordance with their respective terms, except as limited by bankruptcy, insolvency or similar laws of general application relating

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to the enforcement of creditors' rights and except to the extent specific remedies may generally be limited by equitable principles.

         (c) No Consent. The execution, delivery and performance of this Loan Agreement and the other Loan Documents, and the consummation of the transactions contemplated hereby and thereby, do not (i) conflict with, result in a violation of, or constitute a default under (A) any provision of Borrower's and Cornelius' articles or certificate of incorporation or bylaws, if Borrower is a corporation, or its partnership agreement, if Borrower is a partnership, or any agreement or other instrument binding upon Borrower or Cornelius, or (B) any law, governmental regulation, court decree or order applicable to either Borrower or Cornelius, or (ii) require the consent, approval or authorization of any third party.

         (d) Financial Condition. Each financial statement of Borrower and/or Cornelius supplied to the Lender truly discloses and fairly presents Borrower's and/or Cornelius' respective financial condition as of the date of each such statement. There has been no material adverse change in such financial condition or results of operations of Borrower and/or Cornelius subsequent to the date of the most recent financial statement supplied to Lender.

         (e) Litigation. There are no actions, suits or proceedings, pending or, to the knowledge of Borrower or Cornelius, threatened against or affecting Borrower or Cornelius or the properties of Borrower or Cornelius, before any court or governmental department, commission or board, which, if determined adversely to Borrower or Cornelius, would have a material adverse effect on the financial condition, properties, or operations of Borrower or Cornelius.

         (f) Taxes; Governmental Charges. Borrower and Cornelius have filed all federal, state and local tax reports and returns required by any law or regulation to be filed by it and has either duly paid all taxes, duties and charges indicated due on the basis of such returns and reports, or made adequate provision for the payment thereof, and the assessment of any material amount of additional taxes in excess of those paid and reported is not reasonably expected.

6. Conditions Precedent to Advances. Lender's obligation to make any advance under this Loan Agreement and the other Loan Documents shall be subject to the conditions precedent that, as of the date of such advance and after giving effect thereto (i) all representations and warranties made to Lender in this Loan Agreement and the other Loan Documents shall be true and correct, as of and as if made on such date, (ii) no material adverse change in the financial condition of Borrower since the effective date of the most recent financial statements furnished to Lender by Borrower shall have occurred and be continuing, (iii) no event has occurred and is continuing, or would result from the requested advance, which with notice or lapse of time, or both, would constitute an Event of Default (as hereinafter defined), (iv) Lender's receipt of UCC-3 Termination Statements fully executed by the appropriate party, terminating all financing statements on file for Cornelius Nurseries, Inc., Turkey Creek Farms, Inc. and Wholesale Landscape Distributors, Inc., and (v) Lender's receipt of all Loan Documents appropriately executed by Borrower and all other proper parties.

7. Affirmative Covenants. Until (i) the Notes and all other obligations and liabilities of Borrower and Cornelius under this Loan Agreement and the other Loan Documents are fully paid and satisfied, and (ii) the Lender has no further commitment to lend hereunder, Borrower and Cornelius agree and covenant that they will, unless Lender shall otherwise consent in writing:

         (a) Accounts and Records. Maintain their respective books and records in accordance with generally accepted accounting principles.

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         (b)      Right of Inspection. Permit Lender to visit their respective properties and installations and to examine, audit and make and take away copies or reproductions of Borrower's or Cornelius' books and records, at all reasonable times.

         (c) Right to Additional Information. Furnish Lender with such additional information and statements, lists of assets and liabilities, tax returns, and other reports with respect to Borrower's or Cornelius' financial condition and business operations as Lender may request from time to time.

         (d) Compliance with Laws. Conduct their respective businesses in an orderly and efficient manner consistent with good business practices, and perform and comply with all statutes, rules, regulations and/or ordinances imposed by any governmental unit upon Borrower and/or Cornelius and their businesses, operations and properties (including without limitation, all applicable environmental statutes, rules, regulations and ordinances).

         (e) Taxes. Pay and discharge when due all of their indebtedness and obligations, including without limitation, all assessments, taxes, governmental charges, levies and liens, of every kind and nature, imposed upon Borrower, Cornelius or their properties, income, or profits, prior to the date on which penalties would attach, and all lawful claims that, if unpaid, might become a lien or charge upon any of Borrower's or Cornelius' properties, income, or profits; provided, however, Borrower and Cornelius will not be required to pay and discharge any such assessment, tax, charge, levy, lien or claim so long as (i) the legality of the same shall be contested in good faith by appropriate judicial, administrative or other legal proceedings, and (ii) Borrower or Cornelius, as the case may be, shall have established on its books adequate reserves with respect to such contested assessment, tax, charge, levy, lien or claim in accordance with generally accepted accounting principles, consistently applied.

         (f) Insurance. Except as may be more specifically required in the other Loan Documents, maintain insurance against such risks and in such amounts as is customarily maintained by similar business operations in the same vicinity, with such companies and in such amounts satisfactory to Lender.

         (g) Notice of Indebtedness. Promptly inform Lender of the creation, incurrence or assumption by Borrower or Cornelius of any actual or contingent liabilities not permitted under this Loan Agreement.

         (h) Notice of Litigation. Promptly after the commencement thereof, notify Lender of all material actions, suits and proceedings before any court or any governmental department, commission or board affecting Borrower or Cornelius or any of their respective properties.

         (i)      Notice of Material Adverse Change. Promptly inform Lender of
(i) any and all material adverse changes in Borrower's or Cornelius' financial condition, and (ii) all claims made against Borrower or Cornelius which could materially affect the financial condition of Borrower or Cornelius.

         (j) Additional Documentation. Execute and deliver, or cause to be executed and delivered, any and all other agreements, instruments or documents which Lender may reasonably request in order to give effect to the transactions contemplated under this Loan Agreement and the other Loan Documents, including, without limitation, any documents required to perfect Lender's lien on the vehicles owned by Cornelius and serving as part of the Collateral.

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8.       Negative Covenants. Until (i) the Notes and all other obligations and liabilities of Borrower under this Loan Agreement and the other Loan Documents are fully paid and satisfied, and (ii) the Lender has no further commitment to lend hereunder, Borrower and Cornelius will not, without the prior written consent of Lender:

         (a) Nature of Business. Make any material change in the nature of their respective businesses as carried on as of the date hereof.

         (b) Liquidations, Mergers, Consolidations. Liquidate, merge or consolidate with or into any other entity.

         (c) Sale of Assets. Sell, transfer or otherwise dispose of any of their respective assets or properties, other than in the ordinary course of business.

         (d) Liens. Create or incur any lien or encumbrance on any of their respective assets, other than (i) liens and security interests securing indebtedness owing to Lender, (ii) liens for taxes, assessments or similar charges that are (1) not yet due or (2) being contested in good faith by appropriate proceedings and for which Borrower or Cornelius, as the case may be, have established adequate reserves, and (iii) liens and security interests existing as of the date hereof which have been disclosed to Lender, (iv) purchase money liens on equipment and/or vehicles not currently owned by Borrower or Cornelius and which are necessary to the normal operation of Borrower's and Cornelius' business, (v) pledges or deposits made to secure payment of workers compensation (or to participate in any fund in connection with workers compensation), unemployment insurance, pensions or social security programs, (vi) liens imposed by mandatory provision of law such as for materialmen's, mechanics, warehouseman's and other like liens arising in the ordinary course of business, securing indebtedness whose payment is not yet due,
(vii) good faith deposits not greater than $15,000 in connection with tenders, leases, real estate bids or contracts (other than contracts involving the borrowing of money), (viii) good faith pledges or deposits not greater than $15,000 to secure (a) public or statutory obligations, (b) surety, stay, appeal or customs bonds, or in lieu of any of the foregoing, and (c) payment of taxes, assessments, customs duties or other similar charges, (ix) encumbrances consisting of zoning restrictions, easements or other restrictions on the use of real property not serving as collateral for the Notes, provided that such encumbrances do not impair the intended use of such property, and none of which would be violated by existing or proposed structures or land use.

         (e) Indebtedness. Create, incur or assume any indebtedness for borrowed money or issue or assume any other note, debenture, bond or other evidences of indebtedness, or guarantee any such indebtedness or such evidences of indebtedness of others, other than (i) borrowings from Lender, (ii) borrowings outstanding on the date hereof and disclosed to Lender, (iii) indebtedness to trade creditors incurred in the ordinary course of business, and
(iv) for purchase money on equipment and/or vehicles, which are necessary to the normal operation of Borrower's or Cornelius' business.

         (f) Change in Management. Permit a substantial change in the senior management of Borrower or Cornelius. A substantial change in senior management shall mean the death, resignation, removal or retirement of any two
(2) of the following individuals from Borrower's or Cornelius' business: James
C. Estill, Dan Reynolds, John Cosby, or John Peters.

         (g)      Loans. Make any loans to any person or entity.

         (h) Transactions with Affiliates. Enter into any transaction, including, without limitation, the purchase, sale or exchange of property or the rendering of any service, with any Affiliate (as hereinafter defined) of Borrower or Cornelius, except in the ordinary course of and pursuant to the reasonable requirements of Borrower's or Cornelius' business and upon fair and reasonable terms no less favorable to Borrower or Cornelius than would be obtained in a comparable arm's-length transaction with a person or entity not an Affiliate of Borrower or Cornelius. As used herein, the term "Affiliate" means any individual or entity directly or indirectly controlling, controlled by, or under common control with, another individual or entity.

         (i) Dividends. Borrower and Cornelius agree not to declare or pay any dividends on any shares of their respective capital stock, make any other distributions with respect to any payment on account of the purchase, redemption, or other acquisition or retirement of any shares of their respective capital stock, or make any other distribution, sale, transfer or lease of any of Borrower's or Cornelius' assets other than in the ordinary course of business, unless any such amounts are directly utilized for the payment of principal or interest on indebtedness and obligations owing from time to time by Borrower or Cornelius to Lender.

9. Financial Covenants. Until (i) the Notes and all other obligations and liabilities of Borrower and Cornelius under this Loan Agreement and the other Loan Documents are fully paid and satisfied, and (ii) the Lender has no further commitment to lend hereunder, Borrower, on a consolidated basis with its subsidiaries, will maintain the following financial covenants:

         (a) Tangible Net Worth. Borrower will maintain, at all times, its Tangible Net Worth at not less than $9,000,000.00.

         (b) Debt to Worth Ratio. Borrower will maintain, at all times, a ratio of (a) total liabilities (excluding any Subordinated Debt), to (b) Tangible Net Worth of not greater than 2.50 to 1.0.

         (c) Debt Service Coverage Ratio. Borrower will maintain, as of the last day of each fiscal year, a ratio of (a) net income after taxes plus depreciation, amortization and other non-cash expenses for the 12 month period ending with such fiscal year, less any Distributions during such 12 month period, to (b) current maturities of long-term debt and long-term leases for such 12 month period, of not less than 1.25 to 1.0.

         As used herein, the term "Tangible Net Worth" means, as of any date, Borrower's total assets excluding all intangible assets, less total liabilities excluding any Subordinated Debt. As used herein, the term "Subordinated Debt" means any indebtedness owing by Borrower which has been subordinated by written agreement to all indebtedness now or hereafter owing by Borrower to Lender, such agreement to be in form and substance acceptable to Lender. As used herein, "Distributions" shall mean all dividends and other distributions made by Borrower to its shareholders or partners, as the case may be, other than salary, bonuses and other compensation for services. Unless otherwise specified, all accounting and financial terms and covenants set forth above are to be determined according to generally accepted accounting principles, consistently applied.

10. Reporting Requirements. Until (i) the Notes and all other obligations and liabilities of Borrower and Cornelius under this Loan Agreement and the other Loan Documents are fully paid and satisfied, and (ii) the Lender has no further commitment to lend hereunder, Borrower will, unless Lender shall otherwise consent in writing, furnish the following items to Lender, prepared on a consolidated basis with its subsidiaries:

         (a) Interim Financial Statements. As soon as available, and in any event within thirty (30) days after the end of each month of each fiscal year of Borrower, a balance sheet and income statement of Borrower as of the end of such month, all in form and substance and in reasonable detail satisfactory to Lender and duly certified (subject to year-end review adjustments) by the President and/or Chief Financial Officer of Borrower (i) as being true and correct in all material aspects to the best of his or her knowledge and (ii) as having been prepared in accordance with generally accepted accounting principles, consistently applied.

         (b) Annual Financial Statements. As soon as available and in any event within ninety (90) days after the end of each fiscal year of Borrower, a balance sheet and income statement of Borrower as of the end of such fiscal year, in each case audited by independent public accountants of recognized standing acceptable to Lender.

         (c) Compliance Certificate. A certificate signed by the President and/or Chief Financial Officer of Borrower, within thirty (30) days after the end of each month of each fiscal year, stating that Borrower is in full compliance with all of its obligations under this Loan Agreement and all other Loan Documents and is not in default of any term or provisions hereof or thereof, and demonstrating compliance with all financial ratios and covenants set forth in this Loan Agreement.

         (d) Borrowing Base Report. A borrowing base report signed by the President and/or Chief Financial Officer of Borrower, within thirty (30) days after the end of each month of each fiscal year in which indebtedness is outstanding under the Borrowing Base Line of Credit, in form and detail satisfactory to Lender.

         (e) SEC Filings. Copies of any and all filings made by Borrower with the Securities and Exchange Commission within thirty (30) days after filing.

         (f) Accounts Aging. An accounts receivable aging report within thirty (30) days after the end of each month of each fiscal year in which indebtedness is outstanding under the Borrowing Base Line of Credit, in form and detail satisfactory to Lender.

11. Events of Default. Each of the following shall constitute an "Event of Default" under this Loan Agreement:

         (a) The failure, refusal or neglect of Borrower and/or Cornelius to pay when due any part of the principal of, or interest on, the Notes or any other indebtedness or obligations owing to Lender by Borrower or Cornelius from time to time and such failure, refusal or neglect to make such payment continues for a period of ten (10) days after written notice to Borrower and Cornelius is given in accordance with the Loan Documents.

         (b) The failure of Borrower, Cornelius or any Obligated Party (as defined below) to timely and properly observe, keep or perform any covenant, agreement, warranty or condition required herein or in any of the other Loan Documents and the failure of Borrower, Cornelius or any Obligated Party to cure such default within thirty (30) days after written notice from Lender specifying such default.

         (c) The occurrence of an event of default under any of the other Loan Documents or under any other agreement now existing or hereafter arising between Lender and Borrower or Cornelius after the giving of any required notice and expiration of any applicable cure period.

         (d) Any representation contained herein or in any of the other Loan Documents made by Borrower, Cornelius or any Obligated Party is false or misleading in any material respect when made.

         (e) The occurrence of any event which permits the acceleration of the maturity of any indebtedness owing by Borrower or Cornelius to any third party under any agreement or understanding.

         (f) If Borrower, Cornelius or any Obligated Party: (i) becomes insolvent, or makes a transfer in fraud of creditors, or makes an assignment for the benefit of creditors, or admits in writing its inability to pay its debts as they become due; (ii) generally is not paying its debts as such debts become due; (iii) has a receiver, trustee or custodian appointed for, or take possession of, all or substantially all of the assets of such party, either in a proceeding brought by such party or in a proceeding brought against such party and such appointment is not discharged or such possession is not terminated within sixty (60) days after the effective date thereof or such party consents to or acquiesces in such appointment or possession; (iv) files a petition for relief under the United States Bankruptcy Code or any other present or future federal or state insolvency, bankruptcy or similar laws (all of the foregoing hereinafter collectively called "Applicable Bankruptcy Law") or an involuntary petition for relief is filed against such party under any Applicable Bankruptcy Law and such involuntary petition is not dismissed within sixty (60) days after the filing thereof, or an order for relief naming such party is entered under any Applicable Bankruptcy Law, or any composition, rearrangement, extension, reorganization or other relief of debtors now or hereafter existing is requested or consented to by such party; (v) fails to have discharged within a period of thirty (30) days any attachment, sequestration or similar writ levied upon any property of such party; or (vi) fails to pay within thirty (30) days any final money judgment against such party.

         (g) If Borrower, Cornelius or any Obligated Party is an entity, the liquidation, dissolution, merger or consolidation of any such entity or, if Borrower, Cornelius or any Obligated Party is an individual, the death or legal incapacity of any such individual.

         (h) The entry of any judgment against Borrower, Cornelius or any Obligated Party or the issuance or entry of any attachment or other lien against any of the property of Borrower, Cornelius or any Obligated Party for an amount in excess of $100,000.00, if undischarged, unbonded or undismissed within thirty
(30) days after such entry.

         Nothing contained in this Loan Agreement shall be construed to limit the events of default enumerated in any of the other Loan Documents and all such events of default shall be cumulative. The term "Obligated Party", as used herein, shall mean any party other than Borrower who secures, guarantees and/or is otherwise obligated to pay all or any portion of the indebtedness evidenced by the Notes.

12. Remedies. Upon the occurrence of any one or more of the foregoing Events of Default, (a) the entire unpaid balance of principal of the Notes, together with all accrued but unpaid interest thereon, and all other indebtedness owing to Lender by Borrower and/or Cornelius at such time shall, at the option of Lender, become immediately due and payable without further notice, demand, presentation, notice of dishonor, notice of intent to accelerate, notice of acceleration, protest or notice of protest of any kind, all of which are expressly waived by Borrower and Cornelius, and (b) Lender may, at its option, cease further advances under any of the Notes. All rights and remedies of Lender set forth in this Loan Agreement and in any of the other Loan Documents may also be exercised by Lender, at its option to be exercised in its sole discretion, upon the occurrence of an Event of Default.

13. Rights Cumulative. All rights of Lender under the terms of this Loan Agreement shall be cumulative of, and in addition to, the rights of Lender under any and all other agreements between Borrower and Lender or Cornelius and Lender (including, but not limited to, the other Loan Documents), and not in substitution or diminution of any rights now or hereafter held by Lender under the terms of any other agreement.

14.      Partial Release of Collateral.

         (a) Provided (i) no Event of Default has occurred and is continuing, or no event has occurred which with notice or lapse of time, or both, would constitute an Event of Default, and (ii) the indebtedness and other obligations owing under Borrower's Borrowing Base Line of Credit have been fully paid and satisfied and Lender has no further commitment to lend thereunder, upon Borrower's written request, Lender agrees to release its lien on the inventory, accounts, chattel paper, general intangibles, equipment, vehicles, fixtures, crops, farm equipment and farm products pledged to Lender by Borrower, Miller and Cornelius, as well as its lien on the Arlington Property. In the event Lender becomes obligated to release its lien on such property, Lender agrees, as promptly as commercially reasonable, to execute and deliver UCC-3 Termination Statements terminating all liens on file with respect to such collateral and a Release of Deed of Trust lien with respect to the Arlington Property. Borrower shall pay any and all expenses it incurs arising in connection with the release of such property and any and all reasonable expenses incurred by Lender in connection with same.

         (b) Provided no Event of Default has occurred and is continuing, or no event has occurred which with notice or lapse of time, or both, would constitute an Event of Default, Lender agrees to release its lien on the Cornelius Property, or any portion thereof, for which Borrower or Cornelius requests a release in writing (the "Release Property"), upon receipt of eighty percent (80%) of the greater of (i) the sales price of such Release Property, as evidenced by a settlement statement provided by a title company and certified as being true and correct, or (ii) such Release Property's appraised value as determined, at the option of Lender, by the Lender's most recent appraisal for such Release Property, or a new appraisal of such property obtained by Lender at Borrower's expense; provided, however, for Lender to be obligated to release its lien on a portion of the Cornelius Property which does not constitute one or more entire parcels of the six (6) parcels constituting the Cornelius Property, Borrower or Cornelius must request the partial release in writing and shall provide to Lender a current survey of the acreage to be released, a metes and bounds description of the acreage to be released and a plat drawing showing the relationship of the acreage requested to be released to the remaining acreage, which shall be acceptable to Lender in its sole discretion. In the event Lender becomes obligated to release all or a portion of its lien hereunder, Lender agrees, as promptly as commercially reasonable, to execute and deliver a Release of its Deed of Trust lien or a Partial Release of its Deed of Trust Lien, as the case may be, on the Release Property. Borrower shall pay any and all expenses it incurs arising in connection with the release of such property and any and all reasonable expenses incurred by Lender in connection with same.

15. Waiver and Agreement. Neither the failure nor any delay on the part of Lender to exercise any right, power or privilege herein or under any of the other Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege. No waiver of any provision in this Loan Agreement or in any of the other Loan

Documents and no departure by Borrower or Cornelius therefrom shall be effective unless the same shall be in writing and signed by Lender, and then shall be effective only in the specific instance and for the purpose for which given and to the extent specified in such writing. No modification or amendment to this Loan Agreement or to any of the other Loan Documents shall be valid or effective unless the same is signed by the party against whom it is sought to be enforced.

16. Benefits. This Loan Agreement shall be binding upon and inure to the benefit of Lender, Borrower and Cornelius, and their respective successors and assigns, provided, however, that neither Borrower nor Cornelius may, without the prior written consent of Lender, assign any rights, powers, duties or obligations under this Loan Agreement or any of the other Loan Documents.

17. Notices. All notices, requests, demands or other communications required or permitted to be given pursuant to this Agreement shall be in writing and given by (i) personal delivery, (ii) expedited delivery service with proof of delivery, or (iii) United States mail, postage prepaid, registered or certified mail, return receipt requested, sent to the intended addressee at the address set forth on the first page hereof and shall be deemed to have been received either, in the case of personal delivery, as of the time of personal delivery, in the case of expedited delivery service, as of the date of first attempted delivery at the address and in the manner provided herein, or in the case of mail, upon deposit in a depository receptacle under the care and custody of the United States Postal Service. Any party shall have the right to change its address for notice hereunder to any other location within the continental United States by notice to the other party of such new address at least thirty
(30) days prior to the effective date of such new address.

18. Construction. This Loan Agreement and the other Loan Documents have been executed and delivered in the State of Texas, shall be governed by and construed in accordance with the laws of the State of Texas, and shall be performable by the parties hereto in the county in Texas where the Lender's address set forth on the first page hereof is located.

19       Invalid Provisions. If any provision of this Loan Agreement or any of the other Loan Documents is held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable and the remaining provisions of this Loan Agreement or any of the other Loan Documents shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance.

20. Expenses. Borrower shall pay all reasonable costs and expenses (including, without limitation, reasonable attorneys' fees) in connection with
(i) the preparation of any of the Loan Documents, (ii) any action required in the course of administration of the indebtedness and obligations evidenced by the Loan Documents, and (iii) any action in the enforcement of Lender's rights upon the occurrence of Event of Default.

21. Participation of the Loans. Borrower and Cornelius agree that Lender may, at its option, sell interests in the Loans and its rights under this Loan Agreement to a financial institution or institutions and, in connection with each such sale, Lender may disclose any financial and other information available to Lender concerning Borrower and Cornelius to each prospective purchaser.

22. Conflicts. In the event any term or provision hereof is inconsistent with or conflicts with any provision of the other Loan Documents, the terms and provisions contained in this Loan Agreement shall be controlling.

23. Counterparts. This Loan Agreement may be separately executed in any number of counterparts, each of which shall be an original, but all of which, taken together, shall be deemed to constitute one and the same instrument.

24. Facsimile Documents and Signatures. For purposes of negotiating and finalizing this Loan Agreement, if this document or any document executed in connection with it is transmitted by facsimile machine ("fax"), it shall be treated for all purposes as an original document. Additionally, the signature of any party on this document transmitted by way of a facsimile machine shall be considered for all purposes as an original signature. Any such faxed document shall be considered to have the same binding legal effect as an original document. At the request of any party, any faxed document shall be re-executed by each signatory party in an original form.

25. Acknowledgment of Indebtedness Owing under Prior Note. As further consideration for Lender's agreement to renew and increase the Prior Note, Borrower hereby acknowledges and agrees that the principal sum of $0.00 is due and owing on the Prior Note as of the date hereof, and that there are no offsets or defenses to the indebtedness evidenced by the Prior Note, or any part thereof, or any claim or counterclaim against Lender arising therefrom.

26. Release. In further consideration for the agreement of Lender to renew and increase the Prior Note, all as herein provided, the Borrower, for itself and its successors and assigns (collectively, the "Releasing Parties"), hereby releases and forever discharges Lender and its directors, officers and employees, as well as all of their successors and assigns (the "Released Parties") from any and all claims, demands, liabilities, causes of action or other damages now or hereafter held or claimed by the Releasing Parties, whether known or unknown, arising out of or in anyway related to any and all transactions pertaining to the Prior Note (including, without limitation, all matters referred to in this Loan Agreement) occurring prior to the date of execution hereof, including, but not limited to, any loss, cost or damage in connection with any alleged breach of fiduciary duty, breach of any duty of fair dealing, breach of confidence, breach of funding commitment, undue influence, duress, economic coercion, conflict of interest, negligence, bad faith, malpractice, usury, violations of the Racketeer Influenced and Corrupt Organizations Act, intentional or negligent infliction of mental distress, tortious interference with contractual relations, breach of contract, deceptive trade practice, slander or conspiracy. The Borrower hereby acknowledges and agrees that the release herein contained is supported by sufficient and adequate consideration received by the parties executing this Loan Agreement.

         If the foregoing correctly sets forth our mutual agreement, please so acknowledge by signing and returning this Loan Agreement to the undersigned.

                         NOTICE TO COMPLY WITH STATE LAW

         For the purpose of this Notice, the term "WRITTEN AGREEMENT" shall include the document set forth above, together with each and every other document relating to and/or securing the same loan transaction, regardless of the date of execution.

         THIS WRITTEN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

         THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

BORROWER:                                   LENDER:

CALLOWAY'S NURSERY, INC.,                   THE FROST NATIONAL BANK,
A TEXAS CORPORATION                         A NATIONAL BANKING ASSOCIATION

BY:/S/ JAMES C. ESTILL                      BY:/S/ STEWART ALCORN
   ----------------------------------          ---------------------------------
JAMES C. ESTILL, PRESIDENT                     STEWART ALCORN, MARKET PRESIDENT

BY:/S/ DAN REYNOLDS
   ----------------
DAN REYNOLDS, VICE PRESIDENT

CORNELIUS:

CALLOWAY'S CORNELIUS, INC.,
A TEXAS CORPORATION

BY:/S/ JAMES C. ESTILL
   -------------------
JAMES C. ESTILL, PRESIDENT